EXHIBIT 99.1

COREWEAVE CLOSES LANDMARK $8.5 BILLION FINANCING FACILITY,
ACHIEVING FIRST INVESTMENT-GRADE RATED GPU-BACKED FINANCING

●Financing reflects further reduction in cost of capital and growing institutional confidence in CoreWeave’s model, execution, and AI adoption.

●First of a kind non-recourse facility, with an A3 / A (low) rating, marking the first HPC infrastructure delayed draw term loan to achieve investment grade status.

●Transaction fulfills financing requirements to deliver previously contracted cloud services with leading AI enterprise, expanding CoreWeave’s high-performance AI cloud footprint.

LIVINGSTON, N.J.– March 31, 2026 – CoreWeave, Inc. (Nasdaq: CRWV), The Essential Cloud for AI™, today announced it has closed an $8.5 billion delayed draw term loan facility (“DDTL 4.0 Facility”), supporting the continued expansion of its AI cloud platform.

The DDTL 4.0 Facility received ratings of A3 by Moody’s and A (low) by DBRS, respectively, representing the first investment-grade rated financing secured by HPC infrastructure and an associated customer contract.

“We’re proud to partner with leading financial institutions on this landmark transaction as we continue to innovate within the capital markets while further reducing our cost of capital,” said Brannin McBee, Chief Development Officer and co-founder of CoreWeave. “This reflects confidence in AI adoption and represents continued market validation of our model that is proving both repeatable and scalable, enabling us to meet accelerating demand from our customers.”

The structure enables CoreWeave to borrow up to approximately $7.5 billion initially, with the ability to increase total borrowing capacity to $8.5 billion as underlying assets reach stabilization. The facility is designed to provide enhanced access to low-cost capital to support CoreWeave’s continued investment to meet customer demand.

The facility builds on CoreWeave’s sustained momentum, including securing equity and debt financing commitments that now total approximately $28 billion in the past 12 months.

The new DDTL 4.0 Facility demonstrates CoreWeave’s progress in reducing its cost of capital and enhancing its credit profile. The facility includes a floating rate tranche financed at SOFR + 2.25% and a fixed rate tranche financed at approximately 5.9%. The DDTL 4.0 Facility matures in March 2032 and is secured by substantially all assets of CoreWeave Compute Acquisition Co. VIII, LLC.

MUFG and Morgan Stanley served as co-structuring agents and joint bookrunners with Goldman Sachs and JPMorgan serving as additional coordinating lead arrangers for the transaction, which was meaningfully oversubscribed. The facility was anchored by Blackstone Credit & Insurance and included participation from a diverse group of global financial institutions, asset managers, and insurance investors.

About CoreWeave
CoreWeave is The Essential Cloud for AI™. Built for pioneers by pioneers, CoreWeave delivers a platform of technology, tools, and teams that enables innovators to move at the pace of innovation, building and scaling AI with confidence. Trusted by leading AI labs, startups, and global enterprises, CoreWeave serves as a force multiplier by combining superior infrastructure performance with deep technical expertise to accelerate breakthroughs. Established in 2017, CoreWeave completed its public listing on Nasdaq (CRWV) in March 2025. Learn more at www.coreweave.com.